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Exhibit 23.1

CONSENT OF INDEPENDENT CERTIFIED PUBLIC ACCOUNTANTS

        We consent to the inclusion of our report dated February 27, 2003, on the consolidated financial statements of Firstwave Technologies, Inc. and Subsidiary (the "Company") as of and for the years ended December 31, 2002 and December 31, 2001, in the Company's annual report on Form 10K for the Company's year end December 31, 2002, and to the incorporation by reference into the Registration Statement on Form S-3 (No. 333-46319 and No. 333-72666) and the Registration Statements on Form S-8 (No. 33-66456, No. 33-88304. No. 333-55939 and No. 333-55971) of our report.

/s/ Cherry, Bekaert & Holland, L.L.P.

Atlanta, Georgia
March 4, 2003

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  Exhibit 23.1